November 10, 2021 2021 Third Quarter Results Earnings Presentation

2 Presenters Michael Sacks Chairman and Chief Executive Officer Jonathan Levin President Pamela Bentley Chief Financial Officer Stacie Selinger Head of Investor Relations

Business Update

4 Third Quarter 2021 Results $ million September 30, 2020 June 30, 2021 September 30, 2021 % Change vs 2Q 21 % Change vs 3Q 20 AUM $ 58,551 $ 66,900 $ 70,485 5% 20 % FPAUM 49,890 55,000 56,618 3% 13 % CNYFPAUM 6,639 7,027 7,921 13% 19% $ million Three Months Ended September 30, 2021 % Change vs 3Q 20 Nine Months Ended September 30, 2021 % Change vs 3Q YTD 20 GAAP Results GAAP Revenue $ 118.1 16% $ 341.0 24 % GAAP net income attributable to GCM Grosvenor Inc. 4.1 N/A 7.3 N/A Non-GAAP Results Management Fees, net1 85.5 12% 248.8 11 % Fee-Related Revenue 86.6 11% 254.2 10 % Adjusted Revenue1 115.8 16% 333.8 24 % Fee-Related Earnings 31.0 21% 83.6 22 % Adjusted EBITDA 37.6 12% 98.5 24 % Adjusted Net Income2 23.8 16% 62.0 38% 1. Excludes fund reimbursement revenue of $2.3 million and $7.2 million for the three and nine months ended September 30, 2021, respectively. 2. Reflects a 25% blended statutory effective tax rate applied to pre-tax adjusted net income for all periods presented.

Business Highlights

Continued Growth in Revenue, Earnings and Earnings Power

- **Total AUM growth** of 20% over 3Q 2020
- **Fee-Paying AUM growth** of 13% over 3Q 2020
- **Contracted Not Yet Fee-Paying AUM growth** of 19% over 3Q 2020
- **Fee-Related Revenue growth** of 11% over 3Q 2020 and 10% over YTD 3Q 2020
- **Fee-Related Earnings growth** of 21% over 3Q 2020 and 22% over YTD 3Q 2020
- **Adjusted EBITDA growth** of 12% over 3Q 2020 and 24% over YTD 3Q 2020
- **Firm share of investments and unrealized carried interest** of $410 million of Net Asset Value as of September 30, 2021, an increase of 125% over 3Q 2020 and increase of 17% over 2Q 2021[1]
- **Unrealized performance fees** as of September 30, 2021 of $44 million that are eligible to be realized in 2021
- **Run-rate annual performance fees** of $43 million as of September 30, 2021, an increase of $6 million or 16% from $37 million as of September 30, 2020[2]

Fundraising Pipeline is Strong

- Fundraising of $3 billion for the quarter ended September 30, 2021 and $7 billion year-to-date through September 30, 2021
- Continue to enjoy fundraising tailwinds and strong pipeline
- Opened a business development office in Frankfurt, Germany
- Inaugural $500 million structured alternatives investment solution led by GCM Grosvenor Insurance Solutions, which was founded in June 2021

Dividend

- GCM Grosvenor's Board of Directors approved an 11% increase in the firm's quarterly dividend to $0.10 per share payable on December 15, 2021 to shareholders on record December 1, 2021

1. For comparison purposes, presented as if the Mosaic repurchase occurred as of the earliest period presented.
2. Run-Rate Annual Performance Fees reflect the potential annual performance fees generated by performance fee-eligible AUM at an 8% gross return for both multi-strategy and credit strategies, and a 10% gross return for specialized opportunity strategies, before cash-based incentive fee related compensation.

GCM GROSVENOR 5

CNYFPAUM Fees Charged on Scheduled Ramp-in $2.6 0.3 1.5 0.8 Remainder of 2021 2022 2023+ $24.7 $24.4 $25.2 $25.6 $26.0 $26.6 24.0 23.6 24.1 24.4 24.9 25.5 0.1 0.2 0.2 0.1 0.1 0.10.6 0.6 0.9 1.1 1.0 1.0 2018 2019 2020 Q1 2021 Q2 2021 Q3 2021 FPAUM Contracted not yet FPAUM ("CNYFPAUM") Other1 1. Includes mark to market, insider capital and non fee-paying AUM. Fees Charged on Invested Capital $5.3 10% ‘18–’Q3 21 CAGR $ billion Private Markets AUM $29.1 $33.3 $36.7 $39.3 $40.9 $43.9 24.9 26.5 27.8 28.9 30.1 31.1 2.2 5.0 6.9 7.4 6.9 7.8 2.0 1.8 2.0 3.0 3.9 4.9 2018 2019 2020 Q1 2021 Q2 2021 Q3 2021 Absolute Return Strategies AUM$53.8 $57.7 $61.9 $64.9 $66.9 $70.5 48.9 50.1 51.9 53.3 55.0 56.6 2.3 5.2 7.1 7.5 7.0 7.9 2.6 2.4 2.9 4.1 4.9 5.9 2018 2019 2020 Q1 2021 Q2 2021 Q3 2021 Total AUM 3% ‘18–’Q3 21 CAGR 16% ‘18–’Q3 21 CAGR Increased Earnings Power From Growing AUM 6

$182 $349 $410 $107 $247 $297$75 $102 $113 Firm Share of Unrealized Carried Interest Firm Share of Investments Q3 2020 Q2 2021 Q3 2021 Growing Value of Incentive Fees and Investments $ million $37 $42 $43 Q3 2020 Q2 2021 Q3 2021 16% Unrealized Carried Interest by Vintage Year3 $265 $183 $283 $66 $84 $147 25% 46% 52% Firm Share of Carried Interest by Vintage Year Average Percent of Firm Share 2013 or Earlier 2014-2016 2017+ Run-Rate Annual Performance Fees4 Growing Firm Share of Carried Interest and Investments1 $339 $731$625 $16 $38 $46 Q3 2020 Q2 2021 Q3 2021 Growing Carried Interest Annual Earnings Power2 135 programs in unrealized carried interest 1-4. See Notes towards the end of the document. 125% 7 Gross Unrealized Carried Interest3 188%

Absolute Return Strategies Has Stable Year over Year Results $37 $43 Q3 2020 Q3 2021 16% Run-Rate Annual Performance Fees (mm)1 Growth in Earnings Power From Management Fees 8 Strong Performance + Incentive Fee Earnings Power 6.7% 15.2% 7.5% 7.1% YTD Ending 9/30/21 LTM Ending 9/30/21 3Yrs Ending 9/30/21 5Yrs Ending 9/30/21 Absolute Return Strategies Performance Overall Gross Performance $22.8 $25.5 Q3 2020 Q3 2021 12% Absolute Return Strategies Fee-Paying Assets Under Management (bn) 0.66% 0.66% 0.81% 0.82% Management Fee Management Fee + Run-Rate Performance Fee at End of Period Q3 2020 Q3 2021 Absolute Return Strategies Average Fee Rate1 $37.5 $41.9 Q3 2020 Q3 2021 Stable to Expanding Fee Rates Absolute Return Strategies Management Fees (mm) 12% 1. Run-Rate Annual Performance Fees reflect the potential annual performance fees generated by performance fee-eligible AUM at an 8% gross return for both multi-strategy and credit strategies, and a 10% gross return for specialized opportunity strategies, before cash-based incentive fee related compensation.

Financial Results

Adjusted Revenue1 101. Excludes fund reimbursement revenue of $2.2 million and $2.3 million for the three months ended September 30, 2020 and September 30, 2021, respectively, and $6.0 million and $7.2 million for the nine months ended September 30, 2020 and September 30, 2021, respectively. 16% $268.5 $333.8 268.5 333.8 Q3 YTD 20 Q3 YTD 21 Q3 21-over-Q3 20 YTD 21-over-YTD 20 24% $99.6 $115.8 99.6 115.8 Q3 20 Q3 21 $ million Strong Growth in Revenue $77.8 $86.6 38.6 43.6 37.5 41.9 1.7 1.1 Private Markets Absolute Return Strategies Administrative fees and other operating income Q3 20 Q3 21 $38.0 $79.6 38.0 79.6 Q3 YTD 20 Q3 YTD 21 Incentive Fees 109% $21.8 $29.2 21.8 29.2 Q3 20 Q3 21 34% $230.5 $254.2 111.6 126.4 113.5 122.5 5.3 5.4 Private Markets Absolute Return Strategies Administrative fees and other operating income Q3 YTD 20 Q3 YTD 21 Fee-Related Revenue1 11% 10%

11 12%$33.6 $37.6 Q3 20 Q3 21 $25.6 $31.0 25.6 31.0 Q3 20 Q3 21 21% $20.5 $23.8 20.5 23.8 Q3 20 Q3 21 24% 38% $68.3 $83.6 68.3 83.6 Q3 YTD 20 Q3 YTD 21 $79.2 $98.5 79.2 98.5 Q3 YTD 20 Q3 YTD 21 $44.9 $62.0 44.9 62.0 Q3 YTD 20 Q3 YTD 21 22% 16% $ million Strong Growth in Earnings Adjusted Net Income Q3 21-over-Q3 20 YTD 21-over-YTD 20 Fee-Related Earnings Adjusted EBITDA

$ billion 12 $1.7 $1.8 $1.4 $2.1 $2.5 $1.5 $3.0 0.7 0.3 0.1 0.4 0.6 0.5 0.4 1.0 1.5 1.3 1.7 1.9 1.0 2.6 Private Markets Absolute Return Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 $7B of new capital raised in 2021 Year to Date 2021 and 2020 Fundraising Robust fundraising pipeline supports future growth

13 • In accordance with the firm's $25 million stock repurchase authorization, GCM Grosvenor repurchased $6.9 million of Class A common stock and $0.4 million of warrants during the quarter Key Cash, Investment and Debt Metrics as of 9/30/2021 ($mm) Cash and Cash Equivalents1 $ 120 Investments2 113 Cash and Investments 233 Unrealized Carried Interest2 297 Cash, Investments and Unrealized Carried Interest2 530 Debt3 398 Drawn Revolving Credit Facility ($48.2 million available)4 0 Summary of Ownership as of 9/30/2021 (mm) Shares % Management Owned Shares 144.2 77 % Publicly Traded Shares 44.0 23 % Total Shares 188.2 100 % Warrants Outstanding5 20.9 Other Key Items 1. Reflects GAAP cash including $40 million of cash held at consolidated carry plan entities. 2. Represents firm share of Net Asset Value as of September 30, 2021; post-Mosaic repurchase which occurred on July 2, 2021. 3. Debt principal at pricing of L+250bps as of September 30, 2021, subject to a LIBOR floor of 50bps. 4. Excludes all outstanding letters of credit. 5. Warrants strike at $11.50 and are subject to early redemption or exercise at $18.00 per share.

GAAP Statements of Income (unaudited)

	Three Months Ended			Nine Months Ended		
$000, except per share amounts and where otherwise noted	Sep 30, 2020	Sep 30, 2021	% Change	Sep 30, 2020	Sep 30, 2021	% Change
Revenues						
Management fees	$ 78,269	$ 87,796	12 %	$ 231,106	$ 256,015	11 %
Incentive fees	21,774	29,178	34 %	38,048	79,619	109 %
Other operating income	1,703	1,101	(35)%	5,339	5,363	— %
Total operating revenues	101,746	118,075	16 %	274,493	340,997	24 %
Expenses						
Employee compensation and benefits	75,315	72,867	(3)%	186,459	232,054	24 %
General, administrative and other	17,263	20,131	17 %	58,101	66,314	14 %
Total operating expenses	92,578	92,998	— %	244,560	298,368	22 %
Operating income	9,168	25,077	174 %	29,933	42,629	42 %
Investment income	7,902	13,732	74 %	1,700	40,239	2267 %
Interest expense	(5,807)	(5,432)	(6)%	(17,515)	(14,486)	(17)%
Other income (expense)	446	1,329	198 %	(10,637)	2,385	(122)%
Change in fair value of warrant liabilities	—	(9,550)	NM	—	(2,231)	NM
Net other income (expense)	2,541	79	(97)%	(26,452)	25,907	(198)%
Income before income taxes	11,709	25,156	115 %	3,481	68,536	1869 %
Provision for income taxes	541	2,450	353 %	1,710	3,991	133 %
Net income	11,168	22,706	103 %	1,771	64,545	3545 %
Less: Net income attributable to redeemable noncontrolling interest	3,322	—	NM	5,600	19,827	254 %
Less: Net income attributable to noncontrolling interests in subsidiaries	6,520	10,142	56 %	3,873	30,439	686 %
Less: Net income (loss) attributable to noncontrolling interests in GCMH	1,326	8,508	542 %	(7,702)	7,020	(191)%
Net income attributable to GCM Grosvenor Inc.	$ —	$ 4,056	NM	$ —	$ 7,259	NM
Earnings per share of Class A common stock [1]:						
Basic	—	$ 0.09	NM	—	$ 0.17	NM
Diluted	—	$ 0.03	NM	—	$ 0.03	NM
Weighted average shares of Class A common stock outstanding [1]:						
Basic (in millions)	—	44.4	NM	—	43.7	NM
Diluted (in millions)	—	188.9	NM	—	188.1	NM

1. There were no shares of Class A common stock outstanding prior to November 17, 2020, therefore no earnings (loss) per share information has been presented for any period prior to that date.

GCM GROSVENOR 14

Summary of Non-GAAP Financial Measures[1]

$000, except per share amounts and where otherwise noted	Three Months Ended Sep 30, 2020	Three Months Ended Sep 30, 2021	% Change	Nine Months Ended Sep 30, 2020	Nine Months Ended Sep 30, 2021	% Change
Adjusted EBITDA						
Revenues						
Private markets strategies	$ 38,588	$ 43,643	13 %	$ 111,600	$ 126,376	13 %
Absolute return strategies	37,517	41,878	12 %	113,541	122,450	8 %
Management fees, net[2]	76,105	85,521	12 %	225,141	248,826	11 %
Administrative fees and other operating income	1,703	1,101	(35)%	5,339	5,363	— %
Fee-Related Revenue	**77,808**	**86,622**	**11 %**	**230,480**	**254,189**	**10 %**
Less:						
Cash-based employee compensation and benefits, net[3]	(39,373)	(39,200)	— %	(119,727)	(120,647)	1 %
General, administrative and other, net[4]	(12,811)	(16,452)	28 %	(42,460)	(49,923)	18 %
Fee-Related Earnings	**25,624**	**30,970**	**21 %**	**68,293**	**83,619**	**22 %**
Fee-Related Earnings Margin	***33%***	***36%***		***30 %***	***33 %***	
Incentive fees:						
Performance fees	884	316	(64)%	1,621	9,320	475 %
Carried interest	20,890	28,862	38 %	36,427	70,299	93 %
Incentive fee related compensation and NCI:						
Cash-based incentive fee related compensation	—	(3,380)	NM	—	(6,081)	NM
Carried interest compensation, net[5]	(12,155)	(17,022)	40 %	(21,175)	(42,492)	101 %
Carried interest attributable to noncontrolling interests	(2,219)	(3,187)	44 %	(8,325)	(18,178)	118 %
Realized investment income, net of amount attributable to noncontrolling interests in subsidiaries[6]	—	629	NM	—	629	NM
Interest income	19	4	(79)%	367	15	(96)%
Other expense	50	21	(58)%	183	85	(54)%
Depreciation	540	408	(24)%	1,772	1,288	(27)%
Adjusted EBITDA	**33,633**	**37,621**	**12 %**	**79,163**	**98,504**	**24 %**
Adjusted EBITDA Margin	***34%***	***32%***		***29 %***	***30 %***	
Adjusted Net Income Per Share						
Adjusted EBITDA	**33,633**	**37,621**	**12 %**	**79,163**	**98,504**	**24 %**
Depreciation	(540)	(408)	(24)%	(1,772)	(1,288)	(27)%
Interest expense	(5,807)	(5,432)	(6)%	(17,515)	(14,486)	(17)%
Adjusted Pre-Tax Income	**27,286**	**31,781**	**16 %**	**59,876**	**82,730**	**38 %**
Adjusted income taxes[7]	(6,822)	(7,945)	16 %	(14,970)	(20,682)	38 %
Adjusted Net Income	**20,464**	**23,836**	**16 %**	**44,906**	**62,048**	**38 %**
Adjusted shares outstanding (in millions)[8]	185.1	188.9		185.1	189.1	
Adjusted Net Income per Share - diluted	**$ 0.11**	**$ 0.13**	**18 %**	**$ 0.24**	**$ 0.33**	**38 %**

1, 3-8. See Notes towards the end of the document.
2. Excludes fund reimbursement revenue of $2.2 million and $2.3 million for the three months ended September 30, 2020 and September 30, 2021, respectively, and $6.0 million and $7.2 million for the nine months ended September 30, 2020 and September 30, 2021, respectively.

GCM GROSVENOR 15

About GCM Grosvenor

Only Alternative Asset Solutions Provider Covering the Full Range of Strategies

Client Value Proposition

Strong economic value proposition

- Fee savings and preferential terms
- Access to hard to access managers
- Proprietary deal flow

Deeply embedded with our clients

- 75% of AUM in customized programs
- Cornerstone of clients' alternative programs
- Clients leverage our full investment and operational infrastructure
- 85%+ of top clients added capital in last 3 years[2]

Unparalleled flexibility

- Customized solutions and specialized funds
- Primary, secondary, co-invest, and direct
- 45%+ of top 50 clients by AUM in multiple investment strategies[1]



Real Estate
($3.7bn)
Absolute Return
($26.6bn)
Alternative Credit
($12.7bn)
Private Equity
($25.7bn)
Infrastructure
($8.6bn)
ESG / Impact
($16.2bn)
Primary
Direct
Co-Invest
Secondary
$70.5B
Alternative Investment platform 1

Strong Business Momentum

Stable and diversified revenue base

- Management and administrative fees are ~90% of revenue, no client makes up >5% of management fees[3]
- Diversified income streams

Highly visible incremental revenue

- $7.9b CNYFPAUM = ~$36m annual revenue
- ~$7.5b specialized funds pipeline = ~$68m annual revenue
- ~90% re-up success[4]

Upside from incentive fees

- $43m run-rate annual performance fees[5]
- $297m firm share of unrealized carried interest[6]
- $113m firm share of investments[6]

1. AUM as of September 30, 2021; ESG and Alternative Credit investments overlap with investments in other strategies.
2-6. See Notes towards the end of the document.

GCM GROSVENOR 17

18Note: AUM as of September 30, 2021. Management fees for the twelve months ended September 30, 2021. Strong Value Proposition Drives Diversified, Long-Tenured Client Base 42% 14% 8% 16% 6% 7% 6% 1% Our client base is institutional and stable % of AUM Our client base is global % of AUM Our client base is diversified % of management fees No single client contributes more than 5% of our management fees 64% 24% 12% Sovereign Entities Union Pensions Corporate Pensions Financial Institutions Other Institutional High Net Worth/ Family Office Endowments & Foundations 43% 15% 15% 8% 6% 5% 7% 62%23% 10% 5% AmericasAPAC EMEA Rest of world 23% 13% 64% Other Top 1-10 Top 11-20 Public Pensions $70.5B of AUM across over 500 institutional clients 12yrs Average relationship of our 25 largest clients by AUM 88% of 25 largest clients by AUM have expanded investment relationship in the last 3 years

ESG and Impact Investments AUM ($bn) Note: Total invested/committed and category breakdown includes Absolute Return Strategies data as of September 30, 2021, and Private Markets data as of June 30, 2021; Some investments are counted in more than one ESG category. 1-2. See Notes towards the end of the document. 24% CAGR $9.0 $11.2 $12.8 $13.3 $14.4 $16.2 2018 2019 2020 Q1 21 Q2 21 Q3 21 Diverse Managers Regionally Targeted Clean Energy Labor Impact Other ESG and Impact $9.9B Invested / Committed $4.3B Invested / Committed $3.1B Invested / Committed $0.9B Invested / Committed $4.5B Invested / Committed A+ rating from UN Principles of Responsible Investing (PRI)2 $20.3B Committed and invested in ESG and Impact $16.2B of ESG and Impact AUM ESG and Impact Investing are Core Values1 19

Illustrative Client Economic Value Proposition: Absolute Return Strategies

Example: $300M Fee Paying; $300M Non-Fee Paying. Assuming 0% gross return.

- GCM Grosvenor offers large Absolute Return Strategies clients a 'hybrid model' through which the firm provides advisory services for a non-fee paying client directed portfolio alongside the client's GCM managed fee-paying portfolio
- Under this structure, the client benefits from GCM Grosvenor's fee savings derived as a consequence of our size and scale
- This structure results in a highly advantageous constructive fee

	Fee Paying[1] *$300 million*	**Non-Fee Paying** *$300 million*
Management fee at the GCM Grosvenor portfolio level	*60 bps*	*0 bps*
Fee savings at the underlying fund level	*(50 bps)[2]*	*(50 bps)[2]*
GCM Grosvenor management fee, net of fee savings	*10 bps*	*(50 bps)*

GCM Grosvenor achieves fee savings in portfolios we both manage and advise.

Constructive GCM Grosvenor management fee[3]	*30 bps*
Less fee savings	*(50 bps)*
Constructive GCM Grosvenor management fee, net of fee savings	*(20 bps)*

1 This hypothetical portfolio has an annual performance fee component of 5% over a hurdle (capped at 5%) of 90-day U.S. T-Bill plus 2%.

2 Fee savings is shown for illustrative purposes only, and is not intended to imply that any GCM Grosvenor portfolio will achieve such savings over any period. Fee savings varies by GCM Grosvenor portfolio and our calculation of fee savings is subject to a number of assumptions. Fee savings may be greater at higher rates of return for certain portfolios.

3 Reflects the weighted-average GCM Grosvenor portfolio-level management fee across the fee-paying and non-fee-paying portions reflected above, assuming a 50/50 AUM split between the two. In practice many large institutional clients have greater than 50% of their absolute return programs being managed on a direct basis and consequently the value of a relationship with GCM Grosvenor is greater.

GCM GROSVENOR 20

21 Illustrative Client Economic Value Proposition: Private Markets Example: $1.0Bn Program – Direct Primary Program vs. Direct Primary + GCM Grosvenor-Managed Co-Investment Program Direct Primary Only Program $1.0 billion Management fee at the underlying fund level 200 bps Management fee at the GCM Grosvenor portfolio level 0 bps Total Management Fees 200 bps Carried interest at the underlying fund level 20% Carried interest at the GCM Grosvenor portfolio level 0% Total Carried Interest 20% 200 bps 0 bps 20% 0% Direct Primaries Program $650 million GCM Grosvenor Managed Co-Investment Program $350 million 0 bps 100 bps 0% 10% 165 bps ~16.5%

Appendix

23 $000 Dec 31, 2020 Sep 30, 2021 Assets Cash and cash equivalents $ 198,146 $ 119,981 Management fees receivable 14,524 16,979 Incentive fees receivable 69,424 28,274 Due from related parties 11,326 9,435 Investments 166,273 203,993 Premises and equipment, net 7,870 5,629 Intangible assets, net 8,588 6,839 Goodwill 28,959 28,959 Deferred tax assets, net 74,153 71,980 Other assets 53,015 20,814 Total assets 632,278 512,883 Liabilities and Equity (Deficit) Accrued compensation and benefits 74,681 74,433 Employee related obligations 25,274 27,585 Debt 335,155 391,234 Payable to related parties pursuant to the tax receivable agreement 60,518 60,932 Warrant liabilities 42,793 41,888 Accrued expenses and other liabilities 60,926 26,961 Total liabilities 599,347 623,033 Commitments and contingencies Redeemable noncontrolling interest 115,121 — Preferred stock, $0.0001 par value, 100,000,000 shares authorized, none issued — — Class A common stock, $0.0001 par value, 700,000,000 authorized; 40,835,093 and 44,022,131 issued and outstanding as of December 31, 2020 and September 30, 2021, respectively 4 4 Class B common stock, $0.0001 par value, 500,000,000 authorized, none issued — — Class C common stock, $0.0001 par value, 300,000,000 authorized; 144,235,246 issued and outstanding as of December 31, 2020 and September 30, 2021, respectively 14 14 Additional paid-in capital 2,705 — Accumulated other comprehensive loss (2,233) (1,845) Retained earnings (29,832) (35,777) Total GCM Grosvenor Inc. deficit (29,342) (37,604) Noncontrolling interests in subsidiaries 94,013 104,439 Noncontrolling interests in GCMH (146,861) (176,985) Total deficit (82,190) (110,150) Total liabilities and equity (deficit) $ 632,278 $ 512,883 GAAP Balance Sheets (unaudited)

24 Three Months Ended Nine Months Ended $000 Sep 30, 2020 Jun 30, 2021 Sep 30, 2021 Sep 30, 2020 Sep 30, 2021 Components of GAAP Employee Compensation and Benefits Cash-based employee compensation and benefits, net1 $ 39,373 $ 40,255 $ 39,200 $ 119,727 $ 120,647 Cash-based incentive fee related compensation — 868 3,380 — 6,081 Carried interest compensation, net2 12,155 17,967 17,022 21,175 42,492 Partnership interest-based compensation 21,605 10,026 6,029 38,381 20,958 Equity-based compensation — 5,604 5,878 — 38,518 Severance 760 802 592 3,048 1,982 Other non-cash compensation 1,135 683 1,080 3,360 2,704 Non-cash carried interest compensation 287 (371) (314) 768 (1,328) GAAP employee compensation and benefits $ 75,315 $ 75,834 $ 72,867 $ 186,459 $ 232,054 1-2. See Notes towards the end of the document. Components of GAAP Expenses

25 Three Months Ended Nine Months Ended $000 Sep 30, 2020 Jun 30, 2021 Sep 30, 2021 Sep 30, 2020 Sep 30, 2021 Net Incentive Fees Attributable to GCM Grosvenor Incentive fees: Performance fees $ 884 $ 2,891 $ 316 $ 1,621 $ 9,320 Carried interest 20,890 29,336 28,862 36,427 70,299 Less incentive fees contractually owed to others: Cash carried interest compensation (12,442) (17,596) (16,708) (21,943) (41,164) Non-cash carried interest compensation 287 (371) (314) 768 (1,328) Carried interest attributable to redeemable noncontrolling interest holder 369 (6,154) — (3,300) (8,059) Carried interest attributable to other noncontrolling interest holders, net (2,588) (4,407) (3,187) (5,025) (10,119) Net incentive fees attributable to GCM Grosvenor, prior to incentive fee compensation 7,400 3,699 8,969 8,548 18,949 Less: Cash-based incentive fee related compensation — (868) (3,380) — (6,081) Net incentive fees attributable to GCM Grosvenor $ 7,400 $ 2,831 $ 5,589 $ 8,548 $ 12,868 Reconciliation to Non-GAAP Metrics

Reconciliation to Non-GAAP Metrics

$000	Three Months Ended Sep 30, 2020	Jun 30, 2021	Sep 30, 2021	Nine Months Ended Sep 30, 2020	Sep 30, 2021
Adjusted Pre-Tax Income & Adjusted Net Income					
Net income attributable to GCM Grosvenor Inc.	**$ —**	**$ 656**	**$ 4,056**	**$ —**	**$ 7,259**
Plus:					
Net income (loss) attributable to noncontrolling interests in GCMH	1,326	(2,191)	8,508	(7,702)	7,020
Provision for income taxes	541	2,204	2,450	1,710	3,991
Change in fair value of derivatives	(378)	—	—	9,673	(1,934)
Change in fair value of warrants	—	6,738	9,550	—	2,231
Amortization expense	1,876	583	583	5,628	1,749
Severance	760	802	592	3,048	1,982
Transaction expenses[1]	274	1,183	744	3,774	7,227
Loss on extinguishment of debt	—	—	—	1,514	675
Changes in tax receivable agreement liability and other[2]	366	274	(1,097)	370	(815)
Partnership interest-based compensation	21,605	10,026	6,029	38,381	20,958
Equity-based compensation	—	5,604	5,878	—	38,518
Other non-cash compensation	1,135	683	1,080	3,360	2,704
Less:					
Unrealized investment income, net of noncontrolling interests	(506)	(450)	(6,278)	(648)	(7,507)
Non-cash carried interest compensation	287	(371)	(314)	768	(1,328)
Adjusted Pre-Tax Income	**27,286**	**25,741**	**31,781**	**59,876**	**82,730**
Less:					
Adjusted income taxes[3]	(6,822)	(6,435)	(7,945)	(14,970)	(20,682)
Adjusted Net Income	**$ 20,464**	**$ 19,306**	**$ 23,836**	**$ 44,906**	**$ 62,048**

1-3. See Notes towards the end of the document.

GCM GROSVENOR 26

27 Three Months Ended Nine Months Ended $000 Sep 30, 2020 Jun 30, 2021 Sep 30, 2021 Sep 30, 2020 Sep 30, 2021 Adjusted EBITDA Adjusted Net Income $ 20,464 $ 19,306 $ 23,836 $ 44,906 $ 62,048 Plus: Adjusted income taxes1 6,822 6,435 7,945 14,970 20,682 Depreciation expense 540 407 408 1,772 1,288 Interest expense 5,807 4,563 5,432 17,515 14,486 Adjusted EBITDA $ 33,633 $ 30,711 $ 37,621 $ 79,163 $ 98,504 Fee-Related Earnings Adjusted EBITDA 33,633 30,711 37,621 79,163 98,504 Less: Incentive fees (21,774) (32,227) (29,178) (38,048) (79,619) Depreciation expense (540) (407) (408) (1,772) (1,288) Other non-operating expense (69) (17) (25) (550) (100) Realized investment income, net of amount attributable to noncontrolling interests in subsidiaries2 — — (629) — (629) Plus: Incentive fee-related compensation 12,155 18,835 20,402 21,175 48,573 Carried interest attributable to redeemable noncontrolling interest holder (369) 6,154 — 3,300 8,059 Carried interest attributable to other noncontrolling interest holders, net 2,588 4,407 3,187 5,025 10,119 Fee-Related Earnings $ 25,624 $ 27,456 $ 30,970 $ 68,293 $ 83,619 1-2. See Notes towards the end of the document. Reconciliation to Non-GAAP Metrics

28 Three Months Ended Nine Months Ended $000, except per share amounts and where otherwise noted Sep 30, 2020 1 Sep 30, 2021 Sep 30, 2020 1 Sep 30, 2021 Adjusted Net Income Per Share Adjusted Net Income $ 20,464 $ 23,836 $ 44,906 $ 62,048 Weighted-average shares of Class A common stock outstanding - basic (in millions) 40.0 44.4 40.0 43.7 Exercise of private warrants - incremental shares under the treasury stock method (in millions) — — — 0.1 Exercise of public warrants - incremental shares under the treasury stock method (in millions) — — — — Exchange of partnership units (in millions) 144.2 144.2 144.2 144.2 Assumed vesting of RSUs - incremental shares under the treasury stock method (in millions) — 0.3 — 0.1 Weighted-average shares of Class A common stock outstanding - diluted (in millions) 184.2 188.9 184.2 188.1 Effective dilutive warrants, if antidilutive for GAAP (in millions) 0.9 — 0.9 0.9 Effective RSUs, if antidilutive for GAAP (in millions) — — — — Adjusted shares - diluted (in millions) 185.1 188.9 185.1 189.1 Adjusted Net Income Per Share - diluted $ 0.11 $ 0.13 $ 0.24 $ 0.33 Note: Amounts may not foot due to rounding. 1. See Notes towards the end of the document. Reconciliation to Adjusted Net Income Per Share

29 $mm Private Markets Strategies Absolute Return Strategies Total FPAUM Contracted Not Yet FPAUM Total AUM Fee-Paying AUM Beginning of Period (July 1, 2021) $ 30,112 $ 24,888 $ 55,000 $ 7,027 $ 66,900 Contributions from CNYFPAUM 526 16 542 Contributions from New Capital Raised 921 460 1,381 Withdrawals (6) (391) (397) Distributions (515) (110) (625) Change in Market Value 77 673 750 Foreign Exchange, Other (2) (31) (33) End of Period Balance (September 30, 2021) $ 31,113 $ 25,505 $ 56,618 $ 7,921 $ 70,485 % Change 3% 2% 3% 13% 5 % Three Months Ended September 30, 2021 Nine Months Ended September 30, 2021 $mm Private Markets Strategies Absolute Return Strategies Total FPAUM Contracted Not Yet FPAUM Total AUM Fee-Paying AUM Beginning of Period (January 1, 2021) $ 27,839 $ 24,130 $ 51,969 $ 7,057 $ 61,943 Contributions from CNYFPAUM 2,404 120 2,524 Contributions from New Capital Raised 2,300 1,585 3,885 Withdrawals (6) (1,589) (1,595) Distributions (2,162) (217) (2,379) Change in Market Value 350 1,535 1,885 Foreign Exchange, Other 388 (59) 329 End of Period Balance (September 30, 2021) $ 31,113 $ 25,505 $ 56,618 $ 7,921 $ 70,485 % Change 12% 6% 9% 12% 14 % Quarterly Growth in FPAUM and AUM

Management Fee Detail[1]

$000	Three Months Ended Sep 30, 2020	Three Months Ended Jun 30, 2021	Three Months Ended Sep 30, 2021	Nine Months Ended Sep 30, 2020	Nine Months Ended Sep 30, 2021
Management Fees					
Private Markets					
Specialized Funds	$ 11,911	$ 14,428	$ 15,265	$ 34,049	$ 42,662
Average Fee Rate[2]	*0.72 %*	*0.75 %*	*0.75 %*	*0.73 %*	*0.74 %*
Customized Separate Accounts	26,677	27,932	28,378	77,551	83,714
Average Fee Rate	*0.51 %*	*0.49 %*	*0.49 %*	*0.50 %*	*0.49 %*
Private Markets Management Fees	**38,588**	**42,360**	**43,643**	**111,600**	**126,376**
Average Fee Rate - Private Markets[2]	*0.56 %*	*0.54 %*	*0.55 %*	*0.55 %*	*0.55 %*
Absolute Return Strategies Management Fees	**37,517**	**40,680**	**41,878**	**113,541**	**122,450**
Average Fee Rate - Absolute Return Strategies (Management Fee Only)	*0.66 %*	*0.66 %*	*0.66 %*	*0.67 %*	*0.66 %*
Average Fee Rate - Absolute Return Strategies (Actual Management Fee + Run Rate Performance Fee at End of Period)[3]	*0.81 %*	*0.82 %*	*0.82 %*	*0.82 %*	*0.82 %*

1. Excludes fund reimbursement revenue of $2.2 million, $2.6 million and $2.3 million for the three months ended September 30, 2020, June 30, 2021 and September 30, 2021, respectively, and $6.0 million and $7.2 million for the nine months ended September 30, 2020 and September 30, 2021, respectively.
2. Average fee rate excludes effect of catch-up management fees.
3. The run rate on annual performance fees reflects potential annual performance fees generated by performance fee-eligible AUM at a 8% gross return for both multi-strategy and credit strategies, and a 10% gross return for specialized opportunity strategies. The metric is calculated as the actual management fees during the period, plus the run rate performance fee from the end of the period, divided by the average fee-paying AUM over the period.

GCM GROSVENOR 30

Private Markets Strategies Performance Metrics

Realized and Partially Realized Investments

Strategy	Commitments	Contributions	Distributions	Current Value	Investment Net TVPI	Investment Net IRR	PME IRR	PME Index
Private Equity								
Primary Fund Investments[1]	$ 10,946	$ 12,022	$ 19,703	$ 2,467	1.84	14.2 %	9.1 %	S&P 500
Secondaries Investments[2]	339	232	264	70	1.44	16.9 %	10.4 %	S&P 500
Co-Investments/Direct Investments[3]	2,453	2,360	4,100	573	1.98	22.4 %	14.3 %	S&P 500
Infrastructure[4]	2,257	2,112	2,813	475	1.56	10.9 %	6.1 %	MSCI World Infrastructure
Real Estate[5]	357	399	614	25	1.60	21.5 %	7.2 %	FNERTR Index
ESG and Impact Strategies								
Diverse Managers[6]	1,299	1,454	2,331	498	1.95	24.6 %	11.1 %	S&P 500
Labor Impact Investments	$ -	$ -	$ -	$ -	n/a	n/a	n/a	MSCI World Infrastructure

Note: Returns for each strategy are presented from the date the firm established a dedicated team focused on such strategy through June 30, 2021. Investment net returns are net of investment-related fees and expenses, including fees paid to underlying managers, but do not reflect management fees, incentive compensation, or carried interest to GCM Grosvenor or any expenses of any account or vehicle GCM Grosvenor manages. Data does not include investments that were transferred at the request of investors prior to liquidation and are no longer managed by GCM Grosvenor. Past performance is not necessarily indicative of future results.

1-6. See Notes towards the end of the document.

GCM GROSVENOR 31

Private Markets Strategies Performance Metrics

All Investments

Strategy	Commitments	Contributions	Distributions	Current Value	Investment Net TVPI	Investment Net IRR	PME IRR	PME Index
Private Equity								
Primary Fund Investments[1]	$ 21,483	$ 19,199	$ 23,031	$ 9,154	1.68	13.1 %	11.0 %	S&P 500
Secondary Investments[2]	1,448	963	438	1,002	1.49	20.1 %	16.2 %	S&P 500
Co-Investments/Direct Investments[3]	6,088	5,649	4,361	4,445	1.56	18.4 %	16.2 %	S&P 500
Infrastructure[4]	6,287	5,173	3,563	3,654	1.40	10.2 %	6.7 %	MSCI World Infrastructure
Real Estate[5]	2,367	1,834	1,062	1,143	1.20	11.2 %	11.2 %	FNERTR Index
Multi-Asset Class Programs	2,119	2,076	1,080	2,131	1.55	37.8 %	N/A	n/a
ESG and Impact Strategies								
Diverse Managers[6]	7,322	5,786	3,545	5,612	1.58	19.9 %	16.2 %	S&P 500
Labor Impact Investments	374	284	2	317	1.12	11.5 %	5.8 %	MSCI World Infrastructure

Note: Returns for each strategy are presented from the date the firm established a dedicated team focused on such strategy through June 30, 2021. Investment net returns are net of investment-related fees and expenses, including fees paid to underlying managers, but do not reflect management fees, incentive compensation, or carried interest to GCM Grosvenor or any expenses of any account or vehicle GCM Grosvenor manages. Data does not include investments that were transferred at the request of investors prior to liquidation and are no longer managed by GCM Grosvenor. Past performance is not necessarily indicative of future results.

1-6. See Notes towards the end of the document.

GCM GROSVENOR 32

33 Annualized Returns Periods Ended Sept 30, 2021 Assets Under Management as of Sept 30, 2021 (Bn) Year to Date through Sept 30, 2021 One Year Three Year Five Year Since Inception Gross Net Gross Net Gross Net Gross Net Gross Net Absolute Return Strategies (Overall) $ 26.6 6.7% 6.1% 15.2% 14.2% 7.5% 6.7% 7.1% 6.4% 7.3% 6.2 % GCMLP Diversified Multi-Strategy Composite $ 13.2 6.5% 5.9% 15.4% 14.4% 7.8% 7.0% 7.5% 6.6% 8.3% 6.9 % Note: Absolute Return Strategies (Overall) is since 1996. GCMLP Diversified Multi-Strategy Composite is since 1993. Absolute Return Strategies Performance

34 Notes on Growing Value of Incentive Fees and Investments (Page 7) 1. Represents firm share of Net Asset Value as of September 30, 2021. For comparison purposes, presented as if the Mosaic repurchase occurred as of the earliest period presented. 2. Illustrative annual earnings power from unrealized carried interest reflects firm's share of unrealized carried interest at Net Asset Value as of September 30, 2021 post-Mosaic repurchase divided by estimated 6.5 years to realization. Before cash-based incentive fee related compensation. 3. Represents consolidated view, including all NCI and compensation related awards. 4. Run-Rate Annual Performance Fees reflect the potential annual performance fees generated by performance fee-eligible AUM at an 8% gross return for both multi-strategy and credit strategies, and a 10% gross return for specialized opportunity strategies, before cash-based incentive fee related compensation. Notes on Summary of Non-GAAP Financial Measures (Page 15) 1. Adjusted EBITDA and Adjusted Net Income per share are non-GAAP financial measures. See Appendix for the reconciliations of our non-GAAP financial measures to the most comparable GAAP metric. 2. See Summary of Non-GAAP Financial Measures slide (Page 15). 3. Excludes severance expenses of $0.8 million and $0.6 million for the three months ended September 30, 2020 and September 30, 2021, respectively, and $3.0 million and $2.0 million for the nine months ended September 30, 2020 and September 30, 2021, respectively. 4. General, administrative and other, net is comprised of the following: Three Months Ended Nine Months Ended $000 Sep 30, 2020 Sep 30, 2021 Sep 30, 2020 Sep 30, 2021 Components of general, administrative and other, net General, administrative and other (17,263) (20,131) (58,101) (66,314) Plus: Transaction expenses 274 744 3,774 7,227 Fund reimbursement revenue 2,164 2,275 5,965 7,189 Amortization expense 1,876 583 5,628 1,749 Non-core items 138 77 274 226 Total general, administrative and other, net (12,811) (16,452) (42,460) (49,923) Notes 5. Excludes the impact of non-cash carried interest expense of $(0.3) million and $0.3 million for the three months ended September 30, 2020 and September 30, 2021, respectively, and $(0.8) million and $1.3 million for the nine months ended September 30, 2020 and September 30, 2021, respectively. 6. Investment income or loss is generally realized when the Company redeems all or a portion of its investment or when the Company receives or is due cash, such as a from dividends or distributions. Amounts were de minimus for periods prior to the Mosaic repurchase on July 2, 2021. 7. Represents corporate income taxes at a blended statutory rate of 25.0% applied to Adjusted Pre-Tax Income for all periods presented. The 25.0% is based on a federal statutory rate of 21.0% and a combined state, local and foreign rate net of federal benefits of 4.0%. As we were not subject to U.S. federal and state income taxes prior to the Transaction, the blended statutory rate of 25.0% has been applied to all periods presented for comparability purposes. 8. As Class A common stock did not exist prior to the Transaction, the computation of Adjusted Net Income per Share assumes the same number of adjusted shares outstanding as of December 31, 2020 for all periods prior to the Transaction.

35 Notes (continued) Notes on Only Alternative Asset Solutions Provider Covering the Full Range of Strategies (Page 17) 1. See Only Alternative Asset Solutions Provider Covering the Full Range of Strategies slide (Page 17). 2. Represents top 25 clients by AUM. 3. From December 31, 2017 through September 30, 2021. Management fee centricity reflects Fee-Related Revenue divided by the sum of Fee-Related Revenue plus Net Incentive Fees Related to GCM Grosvenor. 4. For Private Markets customized separate accounts from January 1, 2017 through September 30, 2021. 5. Run-Rate Annual Performance Fees reflect the potential annual performance fees generated by performance fee-eligible AUM at an 8% gross return for both multi-strategy and credit strategies, and a 10% gross return for specialized opportunity strategies, before cash-based incentive fee related compensation 6. Represents firm share of Net Asset Value as of September 30, 2021; post-Mosaic repurchase, which occurred on July 2, 2021. Notes on ESG and Impact Investing are Core Values (Page 19) 1. The data regarding ESG themes presented above and otherwise contained herein is based on the amount committed to and invested in investments by GCM Grosvenor-managed portfolios as of the date above, based on the assessment of each such investment by GCM Grosvenor investment team members. The relevant investments are placed into categories that are generally consistent with the categories presented in the UN PRI Impact Investing Market Map. Primary fund assessments are based on whether a significant part of the expected strategy of the primary fund falls into an ESG category. Co-investment categorizations are based either on categories represented by the co-investment sponsor or the underlying portfolio company. Diverse Manager investments include investments managed by or sponsored by a diverse manager, based on GCM Grosvenor’s definition of a diverse manager, which is determined by thresholds of manager economic ownership by diverse parties (race, gender, sexual orientation, veterans, disabled persons). There is significant subjectivity in placing an investment in a particular category, and conventions and methodologies used by GCM Grosvenor in categorizing investments and calculating the data presented may differ from those used by other investment managers. Additional information regarding these conventions and methodologies is available upon request. 2. We received an A+ rating from PRI for our approach to strategy and governance, and an A+ rating for ESG integration in private equity manager selection, approval, and monitoring. For the full GCM Grosvenor PRI Transparency Report and assessment methodology, visit the Principles for Responsible Investment website. Notes on Components of GAAP Expenses (Page 24) 1. Excludes severance expenses of $0.8 million, $0.8 million and $0.6 million for the three months ended September 30, 2020, June 30, 2021 and September 30, 2021, respectively, and $3.0 million and $2.0 million for the nine months ended September 30, 2020 and September 30, 2021, respectively. 2. Excludes the impact of non-cash carried interest expense of $(0.3) million, $0.4 million and $0.3 million for the three months ended September 30, 2020, June 30, 2021 and September 30, 2021, respectively, and $(0.8) million and $1.3 million for the nine months ended September 30, 2020 and September 30, 2021, respectively. Notes on Reconciliation to Non-GAAP Metrics (Page 26) 1. Represents 2020 expenses related to the Mosaic transaction and the Transaction and 2021 expenses related to a debt offering, other contemplated corporate transactions, and other public company readiness expenses. 2. For the three and nine months ended September 30, 2021, includes $1.3 million that was recognized as other income related to the disgorgement of statutory short-swing “profits” from a holder of our Class A common stock. 3. Represents corporate income taxes at a blended effective tax rate of 21% and an estimated combined state, local and foreign income tax rate net of federal benefits of 4%. As we were not subject to U.S. federal and state income taxes prior to the Transaction, the blended statutory tax rate of 25% has been applied to all periods presented for comparability purposes.

36 Notes on Reconciliation to Non-GAAP Metrics (Page 27) 1. Represents corporate income taxes at a blended effective tax rate of 21% and an estimated combined state, local and foreign income tax rate net of federal benefits of 4%. As we were not subject to U.S. federal and state income taxes prior to the Transaction, the blended statutory tax rate of 25% has been applied to all periods presented for comparability purposes. 2. Investment income or loss is generally realized when the Company redeems all or a portion of its investment or when the Company receives or is due cash, such as a from dividends or distributions. Amounts were de minimus for periods prior to the Mosaic repurchase on July 2, 2021. Notes on Reconciliation to Adjusted Net Income per Share (Page 28) 1. As Class A common stock did not exist prior to the Transaction, the computation of Adjusted Net Income Per Share assumes the same weighted average shares of Class A common stock outstanding, dilutive warrants, and number of adjusted shares outstanding as of December 31, 2020 and for all periods prior to the Transaction. Notes on Private Markets Strategies Performance Metrics - Realized and Partially Realized Investments (Page 31) and Private Markets Strategies Performance Metrics - All Investments (Page 32) 1. Reflects primary fund investments since 2000. Excludes certain private markets credit fund investments outside of private equity programs. 2. GCM Grosvenor established a dedicated private equity secondaries vertical in September 2014. Track record reflects all secondaries investments since the new vertical was formed 3. GCM Grosvenor established a dedicated Private Equity Co-Investment Sub-Committee and adopted a more targeted, active co-investment strategy in December 2008. Track record reflects co-investments/direct investments made since 2009. 4. Reflects infrastructure investments since 2006. Infrastructure investments exclude labor impact investments. 5. Reflects real estate investments since 2010. In 2010, GCM Grosvenor established a dedicated Real Estate team and adopted a more targeted, active real estate strategy. 6. Since 2007. Notes (continued)

37 Adjusted Net Income is a non-GAAP measure that we present on a pre-tax and after-tax basis to evaluate our profitability. Adjusted pre-tax income represents net income attributable to GCM Grosvenor Inc. including (a) net income attributable to GCMH, excluding (b) provision (benefit) income taxes, (c) changes in fair value of derivatives and warrants, (d) amortization expense, (e) partnership interest-based and non-cash compensation, (f) equity-based compensation, (g) unrealized investment income, (h) changes in tax receivable agreement liability and (i) certain other items that we believe are not indicative of our core performance, including charges related to corporate transactions and employee severance. We believe adjusted pre-tax income is useful to investors because it provides additional insight into the operating profitability of our business. Adjusted net income represents adjusted pre-tax income minus adjusted income taxes, which represent corporate income taxes at a blended effective tax rate of 21% and an estimated combined state, local and foreign income tax rate net of federal benefits of 4%. As we were not subject to U.S. federal and state income taxes prior to November 17, 2020, the blended statutory tax rate of 25% has been applied to all periods presented for comparability purposes. Adjusted Net Income Per Share is a non-GAAP measure that is calculated by dividing Adjusted Net Income by adjusted shares outstanding. Adjusted shares outstanding assumes the hypothetical full exchange of limited partnership interests in GCMH into Class A common stock of GCM Grosvenor Inc., the full exercise of outstanding warrants for Class A common stock of GCM Grosvenor Inc. and the full vesting of outstanding equity-based compensation. Adjusted EBITDA is a non-GAAP measure which represents Adjusted Net Income excluding (a) adjusted income taxes, (b) depreciation and amortization expense and (c) interest expense on our outstanding debt. We believe Adjusted EBITDA is useful to investors because it enables them to better evaluate the performance of our core business across reporting periods. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of our total operating revenues, net of fund expense reimbursements. Fee-Related Revenue ("FRR") is a non-GAAP measure used to highlight revenues from recurring management fees and administrative fees. FRR represents total operating revenues less (a) incentive fees and (b) fund reimbursement revenue. Fee-Related Earnings (“FRE”) is a non-GAAP measure used to highlight earnings from recurring management fees and administrative fees. FRE represents Adjusted EBITDA further adjusted to exclude (a) incentive fees and related compensation and (b) other non-operating income, and to include depreciation expense. We believe FRE is useful to investors because it provides additional insights into the management fee driven operating profitability of our business. FRE margin represents FRE as a percentage of our management fee and other operating revenue, net of fund expense reimbursements. Adjusted Revenue represents total operating revenues excluding reimbursement of expenses paid on behalf of GCM Funds and affiliates. Net Incentive Fees Attributable to GCM Grosvenor is a non-GAAP measure used to highlight fees earned from incentive fees that are attributable to GCM Grosvenor. Net incentive fees represent incentive fees excluding (a) incentive fees contractually owed to others and (b) cash-based incentive fee related compensation. Fee-Paying Assets Under Management (“FPAUM” or “Fee-Paying AUM") is a key performance indicator we use to measure the assets from which we earn management fees. Our FPAUM comprises the assets in our customized separate accounts and specialized funds from which we derive management fees. We classify customized separate account revenue as management fees if the client is charged an asset-based fee, which includes the vast majority of our discretionary AUM accounts. The FPAUM for our private market strategies typically represents committed, invested or scheduled capital during the investment period and invested capital following the expiration or termination of the investment period. Substantially all of our private markets strategies funds earn fees based on commitments or net invested capital, which are not affected by market appreciation or depreciation. Our FPAUM for our absolute return strategy is based on net asset value. Our calculations of FPAUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of FPAUM is not based on any definition that is set forth in the agreements governing the customized separate accounts or specialized funds that we manage. Certain Definitions and Use of Non-GAAP Financials and Key Performance Indicators

38 Contracted, Not Yet Fee-Paying AUM (“CNYFPAUM”) represents limited partner commitments during or prior to the initial commitment or investment period where fees are expected to be charged in the future based on invested capital (capital committed to underlying investments) or on a scheduled ramp-in of total commitments. New Capital Raised is new limited partner commitments where fees are charged immediately at the initial commitment date. Assets Under Management (“AUM”) reflects the sum of (a) FPAUM, (b) CNYFPAUM and (c) other mark-to-market, insider capital and non-fee-paying assets under management. GCM Grosvenor refers to the combined accounts of (a) Grosvenor Capital Management Holdings, LLLP ("LLLP" or "GCMH"), an Delaware limited liability limited partnership, and its consolidated subsidiaries and (b) GCM, L.L.C., a Delaware limited liability company. Transaction refers to the business combination announced August 3, 2020 and completed on November 17, 2020 through which CFAC merged with and into GCM Grosvenor Inc., ceasing the separate corporate existence of CFAC with GCM Grosvenor Inc. becoming the surviving corporation. Following the business combination, the financial statements of GCM Grosvenor Inc. will represent a continuation of the financial statements of GCM Grosvenor with the transaction being treated as the equivalent of GCM Grosvenor issuing stock for the net assets of GCM Grosvenor, Inc., accompanied by a recapitalization. CF Finance Acquisition Corp. (“CFAC”) (NASDAQ: CFFA) was a special purpose acquisition company sponsored by Cantor Fitzgerald, a leading global financial services firm. GCM Grosvenor Inc. was incorporated in Delaware as a wholly owned subsidiary of Grosvenor Capital Management Holdings, LLLP, formed for the purpose of completing the Transaction. Pursuant to the Transaction, Grosvenor Capital Management Holdings, LLLP cancelled its shares in GCM Grosvenor Inc. no longer making GCM Grosvenor Inc. a wholly owned subsidiary of Grosvenor Capital Management Holdings, LLLP. NM Not Meaningful Certain Definitions and Use of Non-GAAP Financials and Key Performance Indicators (continued)

39 Forward-Looking Statements This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected future performance of GCM Grosvenor’s business, including anticipated incremental revenue from fundraising for specialized funds. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the historical performance of our funds may not be indicative of our future results; risks related to redemptions and termination of engagements; effect of the COVID-19 pandemic on our business; the variable nature of our revenues; competition in our industry; effects of domestic and foreign government regulation or compliance failures; operational risks and data security breaches; our ability to deal appropriately with conflicts of interest; market, geopolitical and economic conditions; identification and availability of suitable investment opportunities; risks relating to our internal control over financial reporting; and risks related to our ability to grow AUM and the performance of our investments. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” sections of the Annual Report on Form 10-K/A filed by GCM Grosvenor on May 10, 2021 and its other filings from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and GCM Grosvenor assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Non-GAAP Financial Measures The non-GAAP financial measures contained in this presentation are not GAAP measures of GCM Grosvenor’s financial performance or liquidity and should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP. A reconciliation of such non-GAAP measures to their most directly comparable GAAP measure is included elsewhere in this presentation. You are encouraged to evaluate each adjustment to non-GAAP financial measures and the reasons management considers it appropriate for supplemental analysis. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, these measures may not be comparable to similarly titled measures used by other companies in our industry or across different industries. This presentation includes certain projections of non-GAAP financial measures including fee-related earnings. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, GCM Grosvenor is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward looking non GAAP financial measures is included. Disclaimer